Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Apartment Income REIT Corp. and Apartment Income REIT, L.P. for the registration of debt securities of Apartment Income REIT Corp. and Apartment Income REIT, L.P., and preferred stock, Class A common stock, warrants, guarantees and secondary offering by selling stockholders of Class A common stock of Apartment Income REIT Corp. and to the incorporation by reference therein of our reports dated March 12, 2021, with respect to the consolidated financial statements and financial statement schedule of Apartment Income REIT Corp. and AIMCO Properties, L.P., and the effectiveness of internal control over financial reporting of Apartment Income REIT Corp. and AIMCO Properties, L.P. included in their Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado

December 1, 2021